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                                                                    EXHIBIT 5.1


                      AKERMAN, SENTERFITT & EIDSON, P.A.

                               ATTORNEYS AT LAW

                             ONE BRICKELL SQUARE
                                  24TH FLOOR
                             801 BRICKELL AVENUE
                          MIAMI, FLORIDA 33131-2948
                                (305) 374-5600
                           TELECOPY (305) 374-5095


                                  May 5, 1995



The Wackenhut Corporation
1500 San Remo Avenue
Coral Gables, Florida 33146

Gentlemen:

      We have acted as special counsel to The Wackenhut Corporation, a Florida corporation (the "Company") with respect to the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") covering the issuance of up to 625,000 shares of the Company's Series B common stock, par value $.10 per share (the "Shares") pursuant to the exercise of stock options granted under The Wackenhut Corporation Key Employee Long-Term Incentive Stock Plan (the "Plan").

      Based on our review of the Articles of Incorporation of the Company, as amended and restated, the Bylaws of the Company, the Plan and documents related thereto, and such other documents and records as we have deemed necessary and appropriate, we are of the opinion that the Shares, if and when issued and paid for upon exercise of options pursuant to the Plan and related documents, will be validly issued, fully paid and non-assessable.

      We consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement.

                                        Very truly yours,

                                        AKERMAN, SENTERFITT & EIDSON, P.A.

                                        /s/ Akerman, Senterfitt & Eidson, P.A.